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EX-23.02 OTHERDOC
         CONSENT OF ERNST & YOUNG LLP

                          CONSENT OF ERNST & YOUNG LLP


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-31094) pertaining to the Intersil Holding Corporation 1999 Equity Compensation Plan and Intersil Holding Corporation Employee Stock Purchase Plan, (Form S-8 No. 333-50718) pertaining to the SiCOM, Inc. 1985 Incentive Stock Option Plan, SiCOM, Inc. 1996 Equity Incentive Plan and Option Issued to Robert W. Putnam, (Form S-8 No. 333-50722) pertaining to the Employee Stock Option Plan of No Wires Needed B.V., (Form S-4 No. 333-35052) and (Form S-4 No. 333-46984) of Intersil Holding Corporation and in the related Prospectuses of our report dated January 22, 2001, with respect to the consolidated financial statements and schedule of Intersil Holding Corporation included in this Annual Report (Form 10-K) for the 26 week period ended December 29, 2000.



Jacksonville, Florida
March 8, 2001